Exhibit 24.3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christine A. Leahy, Chief Executive Officer of CDW Corporation, Collin B. Kebo, Chief Financial Officer of CDW Corporation, and Robert J. Welyki, Treasurer of CDW Corporation, or any other person holding the position of Chief Financial Officer or Treasurer of CDW Corporation from time to time, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on June 16, 2021.

/s/ Anthony R. Foxx
Anthony R. Foxx